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                                                                   EXHIBIT 99.1


         EASTMAN CANCELS PROPOSED SPIN-OFF, CONTINUES TO OPERATE UNDER
                              DIVISIONAL STRUCTURE


KINGSPORT, Tenn.--(BUSINESS WIRE)--February 11, 2002--Eastman Chemical Company (NYSE:EMN - news) announced today that it is canceling its previously announced plan to spin off its specialty chemicals and plastics business.

The company announced its plan for the spin-off in February 2001. Eastman announced Nov. 20 that the planned spin-off would be delayed due to adverse market conditions and the lack of near-term visibility.

J. Brian Ferguson, Eastman's chairman and CEO, said the company will continue to operate under the divisional structure put in place at the first of this year.

"Our commitment to maximize value for our shareowners has not changed, especially in these challenging times for our industry and economy," Ferguson said. "The intent of the spin-off was to separate our businesses so that each could set its own course for growth, resource allocation and strategies. The work we did internally to separate the businesses last year has allowed us to set up a divisional structure that does just that, without splitting into two publicly-traded companies.

"This structure allows us to focus on being a low-cost producer of market-leading products in the Voridian division, while concentrating on developing new products and services in the rest of Eastman Chemical Company," Ferguson said.

Under this structure, the Voridian Division contains Eastman's Polymers Segment, which includes PET polymers and polyethylene products, and the Fibers Segment. Eastman's Coatings, Adhesives, Specialty Polymers and Inks Segment, the Specialty Plastics Segment and the Performance Chemicals and Intermediates Segment, as well as the company's strategic initiatives in less capital intensive businesses, will comprise the rest of Eastman Chemical Company.

With headquarters in Kingsport, Eastman manufactures and markets chemicals, fibers and plastics. The company has approximately 15,800 employees in more than 30 countries. For more information about Eastman and its products, visit www.eastman.com.



Contact:

         Eastman Chemical Company, Kingsport
         Media Relations:      Nancy Ledford, 423/229-5264
                               nledford@eastman.com

         or

         Investor Relations:   Patricia Godsey, 423/229-5503
                               phgodsey@eastman.com

         or

                               Jeffery Taylor, 423/229-4851
                               jltaylor@eastman.com